                                                               Exhibit (a)(5)(E)

                                                                       NEWS
[ELDER-BEERMAN LOGO]                                                   RELEASE

================================================================================
       3155 El-Bee Rd. o Box 1448 o Dayton, OH 45401-1448 o 937-296-2700
                               o FAX 937-296-4625



                                                      FOR MORE INFORMATION:
                                                      Scott J. Davido
                                                      Executive Vice President,
                                                      Chief Financial Officer
                                                      (937) 296-2683


                      ELDER-BEERMAN ANNOUNCES FINAL RESULTS
                              OF SELF-TENDER OFFER

         DAYTON, OHIO, OCTOBER 12, 2000 -- The Elder-Beerman Stores Corp. (NASDAQ: EBSC) today announced the final results of its self-tender offer, which expired at 12:00 midnight, New York City time, on Thursday October 5, 2000. Elder-Beerman commenced the tender offer on September 8, 2000 to purchase up to 3,333,333 shares of its common stock at a price between $4.50 and $6.00 per share, net to the seller in cash, without interest.

         Based on the final count by the depositary for the tender offer, Elder-Beerman accepted for payment under applicable securities laws 3,462,363 shares, representing approximately 23.2 percent of the outstanding shares, at a purchase price of $5.00 per share. All shares properly tendered at or below $5.00 were accepted for payment, and proration of such shares will not be necessary. Payment for the shares accepted for purchase and return of all other shares tendered but not accepted for payment will occur promptly by the depositary. As a result of completing the tender offer, Elder-Beerman will have approximately 11,437,326 shares of common stock outstanding.

         The dealer-manager for tender offer was Wasserstein Perella & Co.

         The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 62 department stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. Elder-Beerman also operates two furniture superstores. Elder-Beerman has announced it will open a new concept store in Jasper, Indiana in November of 2000.

This press release contains "forward-looking statements," which are identified by words such as "expects," "intends," and variations of such words and similar expressions. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate. Many factors could affect Elder-Beerman's actual future operations and results, including the following: changes in its stock price; changes in operating results; the continued availability and terms of financing; and other general economic conditions that affect retail operations and sales, such as increasing price and product competition; fluctuations in consumer demand and confidence; the availability and mix of inventory; fluctuations in costs and expenses; the effectiveness of merchandising strategies, advertising, marketing and promotional programs; the ability of the company to achieve its expense cutting initiatives; the timing and effectiveness of new store openings; the growing impact of electronic commerce; weather conditions that affect consumer traffic in stores; the continued availability and terms of financing; the outcome of pending and future litigation; consumer debt levels; inflation and interest rates and the condition of the capital markets.

Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #